UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2011

Grubb & Ellis Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

ESTABLISHMENT OF DAYMARK REALTY ADVISORS, INC.; STATUS OF CERTAIN SUBSIDIARIES

On February 10, 2011, Grubb & Ellis Company (the "Company") announced that Daymark Realty Advisors, Inc. ("Daymark"), a newly created, wholly-owned and separately managed subsidiary of the Company, has been introduced into the Company’s ownership structure to manage the Company’s nationwide tenant-in-common ("TIC") portfolio of commercial real estate properties managed by NNN Realty Advisors, Inc. ("NNNRA"), another wholly-owned subsidiary of the Company. NNNRA will be a direct wholly-owned subsidiary of Daymark. In addition to managing NNNRA’s 33 million square-foot property portfolio, Daymark intends to provide similar services for unaffiliated third party owners, including strategic asset management, property management, structured finance and loan advisory services to third party owners.

Daymark will be led by Steven M. Shipp, Daymark’s President and Chief Executive, Paul E. Henderson, Daymark’s Executive Vice President and Chief Financial Officer, and Jeffrey A. Gregor, Daymark’s Executive Vice President and General Counsel. Mr. Shipp previously served as Executive Vice President of Portfolio Management for Grubb & Ellis Realty Investors, LLC ("GERI"), a wholly-owned subsidiary of NNNRA, and before that was a regional vice president with Bank of America. Mr. Henderson previously served as senior controller at LNR Property Corporation ("LNR"), a diversified real estate, investment, finance and management company, and prior to working at LNR, Mr. Henderson held various senior finance positions with Conexant Systems Inc. and Hyperion Solutions Corporation, both of which are public companies listed on the NASDAQ. Mr. Gregor previously served as vice president and senior securities counsel of GERI, and prior to joining Grubb & Ellis in 2007, Mr. Gregor was a senior associate with Hirschler Fleischer in Richmond, Virginia.

The Company views the establishment of Daymark as part of its overall restructuring of its operations on a more segmented basis along its various business lines. This is intended to permit the Company to provide greater clarity in the disclosure of its different business lines, as well as facilitate the Company’s ability to bring increased focus to its other business segments. As such, it will enable the Company to separate the disclosure and management of its TIC business from its other investment management businesses, as well as from its other third party real estate services, such as transaction, facilities management and property management.

NNNRA is required to maintain a specified level of minimum net worth under loan documents related to certain TIC programs that it has sponsored. As of December 31, 2010, NNNRA’s net worth was below the contractually specified level of $10 or $15 million with respect to approximately 30 percent of its managed TIC programs. While this circumstance does not, in and of itself, create any direct recourse liability for NNNRA, failure to meet the minimum net worth on these programs could result in the imposition of an event of default under these TIC loan agreements and NNNRA potentially becoming liable for up to $6 million, in the aggregate, of certain partial-recourse guarantee obligations of the underlying mortgage debt for certain of these TIC programs. To date, no events of default have been declared and the Company and NNNRA are exploring a number of measures to increase NNNRA’s net worth to the requisite amount required under the TIC loan arrangements.

In addition, as of December 31, 2010, based upon preliminary unaudited numbers, the Company believes that there was a net intercompany balance payable from the Company to NNNRA in the amount of approximately $13.9 million, and further, that NNNRA and its subsidiaries, on a preliminary unaudited basis, held $8.1 million of the Company’s $30.9 million of cash and cash equivalents as of such date. The net payable amount is the result of on-going transactions and services provided amongst the Company and NNNRA and its subsidiaries and is a reconciliation of payables and expenses for services rendered between such entities in the normal course of business. There can be no assurance that an independent third party would arrive at the same net payable obligation.

BANKRUPTCIES OF UNAFFILIATED TIC ENTITIES; MET 10

The Company has become aware of bankruptcy filings effected by two unaffiliated, individual investor entities, who are minority owners in two TIC programs located in Texas, Met Center 10 and 2400 West Marshall, that were originally sponsored by GERI, a wholly-owned subsidiary of NNNRA. The mortgage debt in connection with these properties matured in 2010 with principal balances of approximately $32 million and $6 million, respectively, at maturity.

The Company has also become aware that on February 1, 2011, the special servicer for each of these loans foreclosed on all of the undivided TIC ownership interests in these properties, except those owned by the unaffiliated investor entities which effected the bankruptcy filings. The automatic stay imposed following the bankruptcy filings by each of these investor entities prevented the special servicer from foreclosing on 100% of the TIC ownership interests.

GERI provided non-recourse/carve-out guarantees for each of these properties. As the Company has previously disclosed in its SEC filings, such "non-recourse/carve-out" guarantees only impose liability on GERI if certain acts prohibited by the loan documents take place. Liability under these non-recourse/carve-out guarantees may be triggered by the voluntary bankruptcy filings made by the two unaffiliated, individual investor entities. As a consequence of these bankruptcy filings, GERI may become liable under these guarantees and related indemnification obligations for the benefit of the mortgage lender in connection with these TIC programs. While GERI’s ultimate liability under these guarantees is uncertain as a result of numerous factors, including, without limitation, the amount of the lender’s credit bids at the time of foreclosure, the ultimate disposition of the individual bankruptcy proceedings, and the defenses GERI may raise under the guarantees, such liability may be in an amount in excess of the net worth of NNNRA and its subsidiaries, including GERI. NNNRA and GERI are investigating the facts and circumstances surrounding these events, and the potential liabilities related thereto, and intend to vigorously dispute any imposition of any liability under any such guarantee or indemnity obligation.

In the event that GERI receives a demand for payment from the lenders pursuant to such guarantee and indemnity arrangements, in an amount that exceeds $1,000,000, and GERI fails to pay such amount when due, a cross -default under the Company’s currently outstanding Convertible Senior Notes (the "Notes") due 2015 will result. The Company intends to seek an amendment to the Notes (which requires a majority of the holders in interest thereunder) relating to any liabilities of NNNRA or its subsidiaries. Should an event of default occur which the Company is unable to cure with an amendment or waiver from the note holders, there would be a material and adverse effect on the company’s liquidity and financial position.

In addition with respect to Met Center 10, GERI has been involved in multiple legal proceedings, including an action pending in state court in Austin, Texas (the "Met 10 Texas Action"), and an arbitration proceeding being conducted in California (the "Met 10 Arbitration"). In the Met 10 Texas Action, GERI and an affiliate are pursuing claims against the developers and sellers of the property and other defendants to recover damages arising from undisclosed ground movement. The outcome of that proceeding, and the damages, if any, that GERI and its affiliate will recover, are uncertain. In the Met 10 Arbitration, TIC investors are asserting, among other things, that GERI should bear responsibility for alleged diminution in the value of the property and their investments as a result of ground movement. The Met 10 Arbitration has been bifurcated into two phases. In the first phase, the arbitrator ruled in favor of the TIC investors, finding, among other things, that the TIC investors had properly terminated the property management agreement for cause. The second phase of the Met 10 Arbitration involves the TICs’ claims for damages. The hearing will be conducted in June 2011, and will result in the arbitrator’s determination of whether the TICs have proven any of their claims, and what damages, if any, should be awarded against GERI. GERI is vigorously defending those claims. GERI has tendered this matter to its insurance carriers for indemnification, and will vigorously pursue coverage. While the outcome of the second phase of the Met 10 Arbitration is uncertain, an adverse determination by the arbitrator could result in a material and adverse effect on the Subsidiary’s liquidity and assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Company

February 10, 2011	By:	/s/ Michael J. Rispoli

Name: Michael J. Rispoli
Title: Executive Vice President and Chief Financial Officer